Exhibit 16.1
May 30, 2006
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of F.N.B. Corporation’s Form 8-K dated May 23, 2006 of the F.N.B. Corporation Progress Savings 401(K) Plan and are in agreement with the portion of the first paragraph related to the dismissal of Ernst & Young LLP and the statements contained in the third, fourth, fifth and sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania